UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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☐ Definitive Information Statement

Echo Metrix, Inc.
(Name of Registrant as Specified In Its Charter)

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ECHO METRIX, INC.
6800 Jericho Turnpike, Suite 208E
Syosset, NY 11791

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that the holders of more than a majority of the voting power of the shareholders of Echo Metrix, Inc., a Delaware corporation (the “Company” “we”, “us,” or “our”), have approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporation Law:

The approval of an amendment to our certificate of incorporation to increase our authorized shares of common stock from 250,000,000 to 400,000,000. The action will become effective on the 20 th day after the definitive Information Statement is mailed to our stockholders.

The enclosed information statement contains information pertaining to the matters acted upon.

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

	By	Order of the Board of Directors
Peter Sealey
Chairman
April , 2010

Echo Metrix, Inc.
6800 Jericho Turnpike, Suite 208E
Syosset, NY 11791

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

      WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information statement is being furnished in connection with the action by written consent of stockholders taken without a meeting of a proposal to approve the actions described in this information statement. We are mailing this information statement to our stockholders on or about April , 2010.

What action was taken by written consent?

We obtained stockholder consent for the approval of an amendment to our certificate of incorporation to increase our authorized shares of common stock, par value $0.0001 (“Common Stock”), from 250,000,000 to 400,000,000.

How many shares of common stock were outstanding on March 12, 2010?

On March 12, 2010, the date we received the consent of the holders of more than a majority of the voting power of our shareholders, there were outstanding 81,024,164 shares of Common Stock and 275,028 shares of Series B Preferred Stock, which votes as a single class with the common stock, outstanding.

What vote was obtained to approve the amendment to the certificate of incorporation described in this information statement?

We obtained the approval of the holder of our 275,028 shares of Series B Preferred Stock, which, solely with respect to the proposal to increase our authorized shares of Common Stock, owns 51% of the voting power of our shareholders. All shares of our outstanding Series B Preferred Stock are held by Rock Island Capital LLC.

Who is paying the cost of this information statement?

We will pay for preparing, printing and mailing this information statement. Our costs are estimated at approximately $10,000.

AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE AUHORIZED SHARES OF COMMON STOCK FROM 250,000,000 to 400,000,000

     Our board of directors and the holder of a majority of the voting power of our shareholders have approved an amendment to our certificate of incorporation to increase our authorized shares of Common Stock from 250,000,000 to 400,000,000. The increase in our authorized shares of Common Stock will become effective upon the filing of the amendment to our certificate of incorporation with the Secretary of State of the State of Delaware. We will file the amendment to our certificate of incorporation to effect the increase in our authorized shares of Common Stock (the “Amendment”) approximately (but not less than) 20 days after this Information Statement is mailed to stockholders.

Pursuant to the Amendment, Article FOURTH of our certificate of incorporation will be amended to read in its entirety as follows:

FOURTH:   The aggregate number of shares of capital stock which the Corporation is authorized to issue is four hundred million (425,000,000), divided as follows:

A.   Four hundred million shares of Common Stock, $0.0001 par value per share.

B.    25,000,000  shares of Preferred Stock,  $0.0001 par value per share, which may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion,  rights upon dissolution or liquidation, and with such  designations  or  restrictions  thereof as shall be determined  by  resolution  adopted by the Board of  Directors  at the time such stock is issued without further approval of the shareholders."

 The form of certificate of amendment to be filed with the Secretary of State of the State of Delaware is set forth as Appendix A to this Information Statement.

Outstanding Shares and Purpose of the Proposal

Our certificate of incorporation currently authorizes us to issue a maximum of 250,000,000 shares of common stock, par value $0.0001 per share (“Common Stock”) and 25,000,000 shares of preferred stock, $0.0001 par value per share (“Preferred Stock”). Our issued and outstanding securities, as of March 30, 2010, on a fully diluted basis, are as follows:

☐	81,024,164 shares of our Common Stock;

☐	901,237 shares of Series A Preferred Stock convertible into 9,012,370 shares of Common Stock;

☐	275,028 shares of Series B Convertible Preferred Stock convertible into 27,502,800 shares of Common Stock;

☐	Options granted to officers, directors, employees and consultants to purchase an aggregate of 25,069,001 shares of our Common Stock, at a weighted average exercise price of $0.18 per share;

☐	Warrants to purchase an aggregate of 43,168,181 shares of our Common Stock, at a weighted average exercise price of $0.16 per share;

☐	Convertible notes consisting of principal and accrued interest amounting to $2,492,029 convertible into 15,894,045 shares of Common Stock;

On March 4, 2010, the Company entered into Amendment No. 2 (“Amendment No. 2”) to the Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, as amended by Amendment No. 1 to the Series B Convertible Preferred Stock Purchase Agreement, with Rock Island Capital, LLC (the “Purchaser”), dated September 4, 2009 (as amended, the “Purchase Agreement”).

           Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchaser, in tranches (with the last tranche to occur within approximately 60 days from execution of Amendment No. 2), an aggregate of 550,055 shares of Series B Preferred Stock (of which 220,022 shares were sold prior to execution of Amendment No.2) for an aggregate purchase price of $5,000,000 (of which $2,000,000 was sold prior to execution of Amendment No. 2). In addition, the Company agreed to issue to the Purchaser five-year warrants to purchase 50,000,000 shares at an exercise price of $0.03, exercisable on a cashless basis, and 50,000,000 shares at an exercise price of $0.06, not exercisable on a cashless basis, in tranches pro rata with the sale of the Series B Preferred Stock. The exercise price of the warrants not exercisable on a cashless basis shall be reduced to $0.03 if the closing price of the Company’s common stock has a volume weighted average price of less than $0.06 for a thirty day period during the term of such warrants. The Company also agreed to issue to the Purchaser 45,000,000 shares of common stock (the “Additional Shares”), in tranches pro rata with the sale of the Series B Preferred Stock. The Purchaser may terminate the Purchase Agreement upon 10 days’ written notice, in which event the Purchaser shall not be obligated to make any additional purchases under the Purchase Agreement, except for a final purchase for $300,000.

In connection with the Purchase Agreement, the Company filed an Amended and Restated Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”). Under the Certificate of Designation:

·
Shares of Series B Preferred Stock are convertible into shares of common stock at an initial ratio of 1 to 100, subject to adjustment in the event of stock splits, stock dividends, and similar transactions.

·	The holders of Series B Preferred Stock are entitled to cash dividends in the aggregate amount of $2,500,000, subject to the Company meeting certain performance thresholds.

·
The holders of Series B Preferred Stock are entitled to cumulative dividends at the rate of 7% (of the purchase price of $9.09), payable in shares of common stock, and any additional dividends on an-converted basis with the common stock.

·
The holders of Series B Preferred Stock are entitled to such number of votes equal to 51% of the outstanding common stock on an-converted basis, only with respect to a proposal to increase the authorized number of shares of capital stock.

·
Subject to payment of the aggregate purchase price under the Purchase Agreement, the holders of Series Preferred Stock are entitled to two votes for each share of common stock into which the Series B Preferred Stock is convertible.

·
Subject to payment of the aggregate purchase price under the Purchase Agreement, the Company is required to obtain the approval of holders of 66% of the Series B Preferred Stock with respect to certain actions.

The increase in the authorized shares of common stock is necessary to allow for the exercise of all of the warrants and options and the conversion of all of the convertible securities outstanding or issuable pursuant to the Purchase Agreement. In addition, the Board believes that the increase in authorized common shares will provide the Company greater flexibility with respect to the Company’s capital structure for purposes including additional equity financings and stock based acquisitions.

Effects of the Increase in Authorized Common Stock

The additional shares of Common Stock will have the same rights as the presently authorized shares, including the right to cast one vote per share of Common Stock. Although the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our Common Stock, the future issuance of additional shares of Common Stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and could have the effect of diluting earnings per share and book value per share of existing shareholders.

At present, other than in connection with the exercise of outstanding options and warrants, the conversion of outstanding notes and Preferred Stock, and securities issuable pursuant to the Purchase Agreement, as set forth above, the Board of Directors has no other plans to issue the additional shares of Common Stock authorized by the Amendment. However, it is possible that some of these additional shares could be used in the future for various other purposes without further shareholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other system on which our securities may then be listed. These purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, expanding the Company’s business or product lines through the acquisition of other businesses or products, and other purposes.

We could also use the additional shares of Common Stock that will become available pursuant to the Amendment to oppose a hostile takeover attempt or to delay or prevent changes in control or management of the Company. Although the proposal to increase the authorized Common Stock has not been prompted by the threat of any hostile takeover attempt (nor is the Board currently aware of any such attempts directed at the Company), nevertheless, shareholders should be aware that the Amendment could facilitate future efforts by us to deter or prevent changes in control of the Company, including transactions in which shareholders of the Company might otherwise receive a premium for their shares over then current market prices.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information, as of March 30, 2010, with respect to the beneficial ownership of our Common Stock by each: (i) holder of more than five percent (5%) of the outstanding shares of our Common Stock; (ii) our executive officers and directors; and (iii) all our executive officers and directors as a group.  The Company's issued and outstanding voting securities at the close of business on March 30, 2010, consisted of 81,024,164 shares of Common Stock.  Unless otherwise indicated, the address of each of the named persons is care of Echo Metrix, Inc., 6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791.

	Shares
	Beneficially	Percentage
Name	Owned	Beneficially
Rock Island Capital, LLC (1)	28,384,281	25.94%
Jamie Safier (2)	45,009,281	38.09%
Richard Grossfeld (3)	45,009,281	38.09%
David Lewis (4)	42,159,281	36.14%
William Bozsnyak	14,581,306	16.31%
Lewis Asset Management Fund & LAM Opportunity Fund (5)	13,135,174	14.35%
Gene Bicknell	7,046,426	8.70%
Jeffrey Greene	5,000,000	5.81%
Frank Chester	2,621,234	3.20%
Peter Sealey	571,948	*
Peter Charles	500,000	*
Randy S. Zelin	706,948	*
Erica Zalbert	450,000	*
All directors and executive officers as a group (7 persons)	52,009,411	44.58%

(1)
The address of Rock Island Capital, LLC is One Aventura, 20900 NE 30 th Ave, Aventura FL, 33180. Jamie Safier, Richard Grossfeld, and David Lewis (a director of the Company) have voting and investment power over the securities of the Company owned by Rock Island Capital LLC. The beneficial ownership of Rock Island Capital LLC represents 27,502,800 shares of common stock issuable upon conversion of 275,028 shares of Series B Preferred Stock and 881,481 shares issuable upon exercise of warrants with an exercise price of $0.10.

(2)
Mr. Safier’s address is c/o Rock Island Capital, LLC is One Aventura, 20900 NE 30 th Ave, Aventura FL, 33180. Mr. Safier’s beneficial ownership includes 28,384,281 shares beneficially owned by Rock Island Capital LLC, of which Mr. Safier is a member, and also includes 7,875,000 shares of common stock held by Mr. Safier, and 8,750,000 shares issuable upon exercise of warrants held by Mr. Safier (including 4,375,000 warrants with an exercise price of $0.03 and 4,375,000 warrants with an exercise price of $0.03).

(3)
Mr. Grossfeld’s address is c/o Rock Island Capital, LLC, One Aventura, 20900 NE 30 th Ave, Aventura FL, 33180. Mr. Grossfeld’s beneficial ownership includes 28,384,281 shares beneficially owned by Rock Island Capital LLC, of which Mr. Grossfeld is a member, and also includes 7,875,000 shares of common stock held by Mr. Safier, and 8,750,000 shares issuable upon exercise of warrants held by Mr. Safier (including 4,375,000 warrants with an exercise price of $0.03 and 4,375,000 warrants with an exercise price of $0.03).

(4)
Mr. Lewis’s address is c/o Rock Island Capital, LLC, One Aventura, 20900 NE 30 th Ave, Aventura FL, 33180. Mr. Lewis’s beneficial ownership includes 28,384,281 shares beneficially owned by Rock Island Capital LLC, of which Mr. Lewis is a member, and also includes 6,525,000 shares of common stock held by Mr. Lewis, and 7,250,000 shares issuable upon exercise of warrants held by Mr. Lewis (including 3,625,000 warrants with an exercise price of $0.03 and 3,625,000 warrants with an exercise price of $0.03).

(5)	The address of Lewis Asset Management Fund & LAM Opportunity Fund is 500 5th Avenue Suite 2240
New York NY, 10010. Austin Lewis has voting and investment power over the securities of the Company owned by Lewis Asset Management Fund & LAM Opportunity Fund.

* less than one percent

 Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the Company's common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.

ADDITIONAL AVAILABLE INFORMATION

     We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with such act we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. Such reports and other information may be inspected and are available for copying at the public reference facilities of the Securities and Exchange Commission at 100 F Street, N.E., Washington D.C. 20549. or may be accessed at www.sec.gov.

	By	Order of the Board of Directors
Peter Sealey
Chairman
April , 2010

Appendix A

Certificate of Amendment to Articles of Incorporation

 Certificate of Amendment
of
Certificate of Incorporation
of
Echo Metrix, Inc.

Under Section 242 of the Delaware General Corporation Law

Echo Metrix, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”) hereby certifies as follows:

1.              The Certificate of Incorporation of the Corporation is hereby amended by changing Article FOURTH, so that, as amended, said Article FOURTH shall be and read as follows:

 FOURTH:   The aggregate number of shares of capital stock which the Corporation is authorized to issue is four hundred million (425,000,000), divided as follows:

A.   Four hundred million shares of Common Stock, $0.0001 par value per share.

B.    25,000,000  shares of Preferred Stock,  $0.0001 par value per share, which may be issued from time to time in one or more classes or series with such dividend rates, voting rights, rights of conversion,  rights upon dissolution or liquidation, and with such  designations  or  restrictions  thereof as shall be determined  by  resolution  adopted by the Board of  Directors  at the time such stock is issued without further approval of the shareholders."

2.      The foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation law of the State of Delaware by the vote of a majority of each class of outstanding stock of the Corporation entitled to vote thereon.

IN WITNESS WHEREOF, I have signed this Certificate this __th day of April, 2010.

Jeffrey Greene
Chief Executive Officer